Registration No. 333-14459
                                               Rule 424(b)(2)

PRICING SUPPLEMENT No. 1 Dated April 30, 1997 (To Prospectus dated November 18, 1996)

                         $3,000,000,000
                 HOUSEHOLD  FINANCE  CORPORATION
                        Medium Term Notes
           Due Nine Months or More from Date of Issue

Principal Amount:   $18,000,000

Price to Public:    100%          Proceeds to HFC:  100%

Issue Date:    May 7, 1997        Stated Maturity:  May 7, 1998

Redeemable On or After:  Not Applicable

Initial Interest Rate:   To be determined on May 5, 1997.

Interest Rate Basis:     Prime Rate.

Spread or Spread Multiplier:  Minus 2.78%  (- 278 basis points)

Interest Payment Dates:  On the 7th of February, May, August and
     November, commencing August 7, 1997, and the Stated Maturity. If said day is not a Business Day, payments shall be made on the next succeeding Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Interest Determination Date:  On the Business Day prior to each
     Interest Reset Date.

Interest Reset Date:  On each Business Day, except that the
     Interest Rate in effect for the two Business Days before an Interest Payment Date or the Stated Maturity Date shall be the Interest Rate in effect on the second Business Day prior to said Interest Payment Date or Stated Maturity Date, as the case may be.

Index Maturity:  Daily.

Agent:  Not Applicable.

Agent's Commission or Discount:  Not Applicable.

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